Filed by Alternative Credit Income Fund pursuant to
Rule 425 under the Securities Act of 1933

Subject Company: Alternative Credit Income Fund

Commission File No.: 811-23016

File No. of Related Registration Statement: 333-294601

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Alternative Credit Income Fund needs your participation. Please take action in our Special meeting of shareholders today.


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Shareholders Matter
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Your participation impacts the future of your investment in Alternative Credit Income Fund. Please take action today!


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CREDIT INCOME FUND

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Shareholders Matter
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The campaign is complete. Thank you for your participation – it was important to our success!


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CREDIT INCOME FUND
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Your vote is needed.
ALTERNATIVE
CREDIT INCOME FUND
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Your vote is needed.
ALTERNATIVE
CREDIT INCOME FUND
Click or call to vote today.
VOTE NOW


Your vote is needed.
ALTERNATIVE
CREDIT INCOME FUND
Click or call to vote today.
VOTE NOW